EXHIBIT 99.1

athenahealth Names Karl Stubelis Acting Chief Financial Officer

Current CFO, Tim Adams, Steps Down; Company Announces Formal Search for Next General and Administrative Division Leader

WATERTOWN, MA – May 1, 2014 – athenahealth, Inc. (NASDAQ: ATHN), a leading provider of cloud-based services for electronic health record (EHR), practice management, and care coordination, today announced the appointment of Karl Stubelis, currently athenahealth’s vice president and corporate controller, to the position of acting chief financial officer (CFO), effective immediately. Tim Adams has informed the company of his intention to step down as CFO after serving in the position for almost five years. athenahealth will conduct a conference call tomorrow, Friday, May 2, 2014, at 8:00 a.m. Eastern Time to provide remarks and address any questions on this news.

“Tim has been a great partner and leader in helping to guide athenahealth through its past and current phases of growth. He set us up to operate incredibly efficiently over the years, leaving a strong team of accounting, business analysis, and investor relations experts who work seamlessly across all financial processes. I’m grateful for his many contributions and, while we’re sad to see Tim leave, we’re excited at the opportunity to find a new chief financial officer for athenahealth,” said Jonathan Bush, CEO, athenahealth. “As we progress forward with our current and future stages of growth, we’ll look for a dynamic business and financial leader who can help us meet our revenue, growth, and profitability goals.”

In taking on the role of acting CFO, Stubelis will draw from more than 20 years of experience in finance and operations across various size companies, including Sapient. Adams will remain with the company through the end of May 2014, after which he will take on a paid advisory role throughout the months of June and July to ensure a seamless transition of his responsibilities and to help vet and hire athenahealth’s next CFO. Adams has accepted a position as CFO of Demandware, Inc. (NYSE: DWRE).

“This has been a tough decision because athenahealth is such a great, high-growth company; one with an incredible culture and well on its way to fulfilling its vision to become the country’s health information backbone. athenahealth is a game-changer for health care, with proven successes in innovation, client services, and care coordination; I look forward to transitioning into the role of advisor and shareholder,” said Tim Adams. “As a next step in my career, with Demandware, I’ve decided to move back into a CFO role with international business responsibilities, one within the digital commerce space. It’s been a privilege working at athenahealth and being part of such a talented team.”

Conference Call Information
athenahealth will hold a live conference call on Friday, May 2, at 8:00 am ET to provide remarks and address questions with the investor community regarding this announcement. Please dial (877) 853-5645 (or (408) 940-3868 for international calls), using conference code No. 41200090 to join. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code No. 41200090.

About athenahealth, Inc.
athenahealth is a leading provider of cloud-based services for electronic health record (EHR), practice management, and care coordination. athenahealth’s mission is to be caregivers’ most trusted service, helping them do well doing the right thing. For more information, please visit www.athenahealth.com.

Contact Info:
Holly Spring
athenahealth, Inc. (Media)
media@athenahealth.com
617-402-1631

Dana Quattrochi
athenahealth, Inc. (Investors)
investorrelations@athenahealth.com
617-402-1329

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